Exhibit 99.1

LRAD® CORPORATION ANNOUNCES SETTLEMENT AGREEMENT

WITH IROQUOIS MASTER FUND LTD. AND

SCHEDULES ANNUAL MEETING OF STOCKHOLDERS

CEO Tom Brown to Resign from Company

SAN DIEGO, CA – March 14, 2016 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of acoustic hailing devices and advanced mass notification systems, today announced it has reached an agreement with Iroquois Master Fund Ltd. and certain of its affiliates (collectively “Iroquois”), with regard to the 2016 Annual Meeting of Stockholders. Iroquois had previously nominated two new independent nominees to LRAD’s Board of Directors (the “Board”). In the Investors Agreement, it was agreed that Iroquois’ two nominees, Scott L. Anchin and Daniel H. McCollum, will be appointed to the Board immediately and will be nominated for election at the 2016 Annual Meeting. As part of the agreement, Iroquois will vote all of its shares in favor of the 2016 nominees at the Annual Meeting.

“We believe this agreement is in the best interests of the Company and our stockholders,” stated General John G. Coburn, Chairman of the Company’s Board of Directors. “We look forward to working together with our new Board members to increase long term stockholder value.”

“We are pleased to have worked constructively with LRAD and commend LRAD’s Board for its thoughtful engagement over the past couple of months,” stated Josh Silverman, co-founder and managing member of Iroquois Capital Management, LLC. “We are excited that we have been able to attract two highly qualified directors of Scott and Dan’s caliber to a company of LRAD’s size. It is clear LRAD has excellent prospects and we believe that this newly composed Board will help maximize the Company’s potential and enhance stockholder value.”

Scott L. Anchin is a restructuring professional with more than 19 years of leadership experience spanning a variety of industries. Until recently, Mr. Anchin worked for Alvarez & Marsal North America, LLC (“A&M”), a global professional services firm specializing in turnaround and interim management and performance improvement. Mr. Anchin started his career in public accounting with Anchin, Block & Anchin LLP, where he audited financial statements for manufacturing, real estate, retail and consumer products companies. Mr. Anchin has a Bachelor of Science in Accounting from the Wharton School of Business at the University of Pennsylvania and an MBA with a concentration in Management from Columbia Business School. He is also a non-active Certified Public Accountant (CPA).

Daniel H. McCollum is a Managing Director in the Investment Office of Brown University in Providence, RI, a position he has held since 2013.  The Investment Office of Brown University is responsible for managing the University’s $3+ billion endowment.  From 2008 through 2013, Mr. McCollum was a Managing Director at Narragansett Asset Management, LLC.  Mr. McCollum has a B.A. in Economics from the University of California at Berkeley and an M.B.A. from the Columbia Business School.

The Company also announced that Tom Brown, the Company’s President and Chief Executive Officer, is resigning from the Company effective June 30, 2016. The Company’s Board of Directors has initiated a replacement search.

Mr. Brown joined the Company as a member of the Board in March 2006 and became President and Chief Executive Officer in August 2006. Brown guided the development and expansion of the Company’s successful LRAD-X product line and established the LRAD brand around the world by building U.S. and international distribution networks, resulting in LRAD systems being utilized in over 70 countries and in more than 200 U.S. cities, counties and states. Brown personally brought in the Company’s largest order to date ($17.6 million) and his efforts resulted in the recent modification of the Company’s current U.S. Navy contract that provides a vehicle for the U.S. Army to purchase LRAD systems and accessories under the modified contract.

Mr. Brown increased the Company’s business potential by entering the large and growing mass notification market with a line of advanced life safety systems that have recorded over 70% in annual revenue growth the last two fiscal years. By building a solid financial structure, Brown has grown the Company organically during his tenure, resulting in six consecutive years of profitability and seven consecutive years of positive cash flow.

“Under Tom’s leadership, the Company created the acoustic hailing device market and achieved global recognition of its products and the LRAD brand,” stated General Coburn. “The Board thanks Tom for his years of service and many contributions, including the Company’s good financial health and positioning it for further growth and success.”

The Company also announced that its annual meeting of stockholders has been scheduled for May 17, 2016 at its corporate offices. Stockholders of record as of March 23, 2016 will be eligible to vote for the proposed slate of directors and other proposals for consideration that will be included in the Company’s proxy statement scheduled for filing with the Securities and Exchange Commission (SEC).

About LRAD Corporation

Using advanced technology and superior voice intelligibility, LRAD Corporation’s proprietary Long Range Acoustic Devices® and revolutionary ONE VOICE® mass notification systems safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives. LRAD systems are in service in more than 70 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas, and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit www.lradx.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2015. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lradx.com